UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2007

SP HOLDING CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	0-21061	58-2044990
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3317 Third Avenue South
Seattle, Washington 98134
(Address of Principal Executive Offices)

(206) 838-4670
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On May 7, 2007, SP Holding Corporation, a Delaware corporation (the “Company”) entered into an employment agreement with Paul C. Campbell under which Mr. Campbell will serve as the Company’s Chief Financial Officer.

Unless the employment agreement is terminated earlier in accordance with its terms, the Company will employ Mr. Campbell until May 3, 2009. After May 3, 2009, the employment agreement will automatically renew for successive 1 year terms unless either party gives the other written notice of its election not to renew the agreement.

Pursuant to the employment agreement, the Company is obligated to pay Mr. Campbell a base salary of $200,000 per year, subject to annual increases at the discretion of the Company’s Chief Executive Officer. In addition, Mr. Campbell is eligible to receive a cash incentive bonus of up to $50,000 per year. The total amount of Mr. Campbell’s cash incentive bonus is determined in accordance with the following formula:

•	25% is based on Mr. Campbell achieving certain performance goals mutually agreed upon by him and the Chief Executive Officer each year;

•	25% is determined at the sole discretion of the Chief Executive Officer; and

•	50% is based on achievement of performance goals set by the Company, which will be mutually agreed upon by Mr. Campbell and the Chief Executive Officer at the beginning of each year.

The Company will also provide Mr. Campbell and his family with certain health benefits and Mr. Campbell is entitled to receive reimbursements for all reasonable business, travel and entertainment expenses that he incurs or he pays for on the Company’s behalf.

Subject to approval by the Company’s Board of Directors, Mr. Campbell will receive options to purchase 304,690 shares of common stock. 25% of such options vest after 12 months of employment, with the remainder vesting monthly over the next three years, for a total vesting period of 48 months. All of Mr. Campbell’s options vest immediately if, within 12 months after a change in control, Mr. Campbell is terminated without “Cause” (as defined in the employment agreement). Additionally, in the event that Mr. Campbell is terminated due to “Permanent Disability” (as defined in the agreement), or for any other reason other than for “Cause,” Mr. Campbell will be entitled to receive his base salary in accordance with the Company’s standard payroll procedures for six (6) months following the date of termination.

Mr. Campbell’s employment agreement contains restrictive covenants preventing him from:

•	competing with the Company during his employment and for a period 12 months after termination of his employment;

•
soliciting any person employed by the Company, any sales representative or consultant of the Company, or any client, customer or supplier of the Company during his employment and for a period of 9 to 12 months after termination of his employment; and

•	using the Company’s confidential business information at any time, except in connection with the performance of his duties for the Company.

The foregoing description of the agreement is qualified in its entirety by reference to the provisions of Mr. Campbell’s employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company appointed Paul C. Campbell to serve as the Company’s Chief Financial Officer effective May 8, 2007. On that same date, Jonathan Wernick resigned as the Company’s Chief Financial Officer.

Mr. Campbell joins the Company with a 23-year track record in the food service industry, including serving as the Chief Financial Officer of Famous Dave's of America, Cucina! Cucina! and Checkers Drive-In and in the finance department at Taco Bell. During the past five years, Mr. Campbell served as the President and Chief Executive Officer of Campbell Capital, LLC, a consulting company for the retail food service industry.

There is no arrangement or understanding between Mr. Campbell and any executive officer or director of the Company. There are no family relationships among Mr. Campbell and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Campbell which would be reportable pursuant to Item 404(a) of Regulation S-B promulgated under the Securities Act of 1933, as amended.

A copy of a press release, dated May 9, 2007, announcing Mr. Campbell’s new position with the Company is filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between SP Holding Corporation and Paul C. Campbell, dated May 7, 2007

99.1	Press Release of SP Holding Corporation, dated May 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP HOLDING CORPORATON

Date: May 11, 2007	By:	/s/ Jason Brown
Jason Brown
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement between SP Holding Corporation and Paul C. Campbell, dated May 7, 2007

99.1	Press Release of SP Holding Corporation, dated May 9, 2007